As filed with the Securities and Exchange Commission on August 9, 2024

No. 333-281160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STARDUST POWER INC.

(Exact name of registrant as specified in its charter)

Delaware	2800	99-3863616
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15 E. Putnam Ave, Suite 378

Greenwich, CT 06830

(800) 742 3095

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Roshan Pujari

Chief Executive Officer

Stardust Power Inc.

15 E. Putnam Ave, Suite 378

Greenwich, CT 06830

(800) 742 3095

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julian J. Seiguer, P.C.

Lauren M. Colasacco, P.C.

Peter Seligson, P.C.

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Tel: (713) 836-3600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Stardust Power Inc. is filing this Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-281160) as an exhibit-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount

Amount
SEC registration fee		$115,771.27
Accountants’ fees and expenses		*
Legal fees and expenses		*
Printing fees		*
Miscellaneous		*
Total expenses	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Common Stock covered by this Registration Statement will be borne by the Selling Securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the securities with the SEC, as estimated in the table above.

Item 14. Indemnification of Directors and Officers.

The Company is governed by the DGCL, as the same exists or may hereafter be amended. Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

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Our Certificate of Incorporation and Bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was our director or executive officer (as defined in our Bylaws) or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director or executive officer at our request.

Our Bylaws eliminate the liability of directors and officers to the fullest extent permitted by the DGCL. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of directors and officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except for liabilities arising (i) from any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) from any transaction from which the director derived an improper personal benefit, or (iv) with respect to a director, under Section 174 of the DGCL, and with respect to an officer, from any action by or in the right of the corporation.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

Furthermore, on the Closing Date, in connection with the consummation of the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers.

In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by GPAC II and Stardust Power:

On November 11, 2020, Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of the initial IPO and formation costs in consideration of 7,187,500 Class B Ordinary Shares. On January 11, 2021, GPAC II effected a share capitalization resulting in our sponsor holding 7,500,000 Class B Ordinary Shares. Prior to the initial investment in the Company of $25,000 by Sponsor, the Company had no assets, tangible or intangible. The per-share price of the founder shares was determined by dividing the amount contributed to the Company by the number of founder shares issued. In addition, Sponsor purchased 5,566,667 Private Warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share, subject to adjustment, at a price of $1.50 per warrant ($8,350,000 in the aggregate).

The Sponsor agreed to forfeit up to 625,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The underwriters exercised their over-allotment option in full and therefore such shares were not forfeited.

On January 14, 2021, we consummated the initial public offering of an aggregate of 30,000,000 units at a price of $10.00 per unit generating gross proceeds of approximately $300,000,000 before underwriting discounts and expenses. Simultaneously with the consummation of the initial public offering, we consummated the private placement of 5,566,667 Private Warrants, each exercisable to purchase one share of our Class A Ordinary Shares at $11.50 per share, to the Sponsor, at a price of $1.50 per Private Warrant, generating gross proceeds, before expenses, of approximately $8,350,000.

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The net proceeds from the initial public offering and private placement were approximately $301,471,000, net of the non-deferred portion of the underwriting commissions of $6,000,000 and offering costs and other expenses of approximately $904,000 (including approximately $554,000 of offering expenses and approximately $350,000 of insurance that was accounted for as prepaid expense). $300,000,000 of the proceeds of the initial public offering and the private placement were deposited in the Trust Account and were not available to us for operations (except certain amounts to pay taxes, if any).

On January 11, 2023, certain GPAC II Public Shareholders elected to redeem 26,068,281 Class A Ordinary Shares at $10.167 per share, approximately $265,050,000, from the Trust Account following the extraordinary general meeting of GPAC II shareholders held on January 11, 2023.

On January 9, 2024, in connection with the 2024 Extension Meeting, holders of 2,137,134 Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $11.05 per share, for an aggregate redemption amount of approximately $23,615,331. Following the redemptions, 1,794,585 Class A Ordinary Shares remained outstanding. Further, in connection with the 2024 Extension Meeting, GPAC II entered into Non-Redemption Agreements with holders of 1,503,254 Class A Ordinary Shares in exchange for the issuance of 127,777 shares.

On July 8, 2024, prior to Closing, (i) each share of Stardust Power Common Stock issued and outstanding immediately prior to the First Effective Time converted into the right to receive the number of GPAC II Common Stock equal to the Merger Consideration divided by the number of shares of the Stardust Power Fully-Diluted Shares, (ii) each outstanding Stardust Power Option, whether vested or unvested, automatically converted into an option to purchase a number of shares of Common Stock equal to the number of shares of GPAC II Common Stock subject to such Stardust Power Option immediately prior to the First Effective Time multiplied by the Per Share Consideration, (iii) the Sponsor forfeited 3,500,000 Class A Ordinary Shares and subsequently cancel such shares, while issuing 127,777 Class A Ordinary Shares to third parties with whom GPAC II had signed Non-Redemption Agreements, (iv) each share of Stardust Power Restricted Stock outstanding immediately prior to the First Effective Time converted into a number of shares of GPAC II Common Stock equal to the number of shares of Stardust Power Common Stock subject to such Stardust Power Restricted Stock multiplied by the Per Share Consideration, and (v) the SAFEs automatically converted into the 138,393 shares of Stardust Power Common Stock and the convertible notes automatically converted into 55,889 shares of Stardust Power Common Stock.

On July 8, 2024, at Closing, the Company issued 1,077,541 shares of Common Stock in exchange for $10,075,000 of cash in accordance with the terms of the PIPE Subscription Agreements.

Additionally, the Company will issue five million shares of Common Stock to certain holders of Stardust Power as additional Merger Consideration in the event that prior to the eighth (8th) anniversary of the closing of the Business Combination, the volume-weighted average price of Common Stock is greater than or equal to $12.00 per share for a period of 20 trading days in any 30-trading day period or there is a change of control.

Notwithstanding the 30,000,000 units sold in connection with the initial public offering, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

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Item 16. Exhibits and Financial Statement Financials

(a) Exhibits.

The exhibits listed below are filed as part of this Registration Statement.

Exhibit No.	Description
2.1*	Business Combination Agreement, dated as of November 21, 2023, by and among Global Partner Acquisition Corp., Strike Merger Sub I, Inc., Strike Merger Sub II, LLC., and Stardust Power Inc. (incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on November 21, 2023).
2.2*	Amendment No. 1 to the Business Combination Agreement, dated as of April 24, 2024, by and among Global Partner Acquisition Corp II, Strike Merger Sub I, Inc., Strike Merger Sub II, LLC and Stardust Power Inc. (incorporated by reference to Exhibit 2.1 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on April 24, 2024).
2.3*	Amendment No. 2 to the Business Combination Agreement, dated as of June 20, 2024, by and among Global Partner Acquisition Corp II, Strike Merger Sub I, Inc., Strike Merger Sub II, LLC, and Stardust Power Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on June 21, 2024).
3.1*	Certificate of Incorporation of Global Partner Acquisition Corp II (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2024).
3.2*	Bylaws of Global Partner Acquisition Corp II (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2024).
4.1*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to Global Partner Acquisition Corp II’s Registration Statement on Form S-1, filed with the SEC on December 31, 2020).
4.2*	Warrant Agreement, dated January 11, 2021, by and between Global Partner Acquisition Corp II and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 15, 2021).
5.1*	Opinion of Kirkland & Ellis LLP.
10.1*	Amended and Restated Registration Rights Agreement, dated July 8, 2024, by and among the Company, Roshan Pujari, Global Partner Sponsor II LLC, and certain security holders named therein (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2024).
10.2*	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on June 21, 2024).
10.3*	Form of Lock-Up Agreement, dated as of Closing, by and among Global Partner Acquisition Corp II and Stardust Power Stockholders (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2024).
10.4*	Stockholder Agreement, dated July 8, 2024, by and among Global Partner Acquisition Corp II and its Affiliates and Roshan Pujari and his Affiliates (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2024).
10.5*	Form of Indemnification Agreement by and between Registrant and its officers and directors (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2024).
10.6#*	Stardust Power 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2024).
10.7*	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 16, 2024).
10.8**†	Engineering Agreement, by and between the Company and Primero USA, Inc., dated as of August 4, 2024
21.1*	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2024).
23.1*	Consent of KNAV CPA LLP.
23.2*	Consent of WithumSmith+Brown, PC.
23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page hereto).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table.

* Previously filed.

** Filed herewith.

† Certain portions of this exhibit were redacted pursuant to Item 601(b)(2)(ii) of Regulation S-K.

# Indicates a management contract or compensatory plan, contract or arrangement.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Delaware, on this 9th day of August, 2024.

STARDUST POWER INC.

By:	/s/ Roshan Pujari
Roshan Pujari
Chief Executive Officer and Chairman

[Signature Page to Form S-1]

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roshan Pujari	Chief Executive Officer and Chairman	August 9, 2024
Roshan Pujari	(Principal Executive Officer)

/s/ *	Chief Financial Officer	August 9, 2024
Udaychandra Devasper	(Principal Financial Officer and Principal Accounting Officer)

/s/ *	Director	August 9, 2024
Anupam Agarwal

/s/ *	Director	August 9, 2024
Chandra R. Patel

/s/ *	Director	August 9, 2024
Charlotte Nangolo

/s/ *	Director	August 9, 2024
Mark Rankin

/s/ *	Director	August 9, 2024
Michael Cornett

*By:	/s/ Roshan Pujari
Roshan Pujari
Attorney-In-Fact

[Signature Page to Form S-1]

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